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                                     EXHIBIT

Hewitt Associates
45 Glover Avenue
Norwalk, CT 06850
Tel (203) 852-1100
Fax (203) 853-2224

June 21, 2002

Mr. Lawrence Becker
Xerox Corporation
100 S. Clinton Avenue

XRX2-027
Rochester, NY 14644

Dear Larry:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 that you intend to file no later than July 1, 2002.

We are in agreement with the comments under Part III of the Form with respect to the reasons why the Form 11-K for the year ended December 31, 2001 of The Profit Sharing Plan of Xerox Corporation and the Xerographic Division, Union of Needletrades, Industrial and Textile Employees A.F.L.-C.I.O.-C.L.C. is unable to be filed on or before the date required.

Sincerely,

Hewitt Associates LLC

/s/ ANITA C. MICHAEL

ACM:kek